EXHIBIT 99.2

BCGI ALIGNS ORGANIZATION TO BETTER SUPPORT ONGOING

DIVERSIFICATION STRATEGY

Fritz von Mering Appointed Chief Operating Officer

BEDFORD, Mass. – May 26, 2005 – Boston Communications Group, Inc. (NASDAQ: BCGI), a provider of products and solutions that enable wireless operators to rapidly deploy and manage innovative voice and data services, today announced a corporate reorganization that focuses on executing against its diversification strategy across product lines, geographies and delivery models.

The reorganization includes the promotion of Fritz von Mering, bcgi’s vice president of corporate development, to the newly created position of chief operating officer. Mr. von Mering will oversee four newly established business units, as well as key roles and departments tasked with the development and delivery of the Company’s products and services. He will continue to report to E.Y. Snowden, president and CEO of bcgi.

Tightly aligned with the structure of bcgi’s mobile services platform, the four business units are Access Management, Real-Time Billing, Voyager Billing and bcgi Payment. Each of the business units will be headed up by a newly appointed general manager. The creation of the COO position and reorganization of resources demonstrates bcgi’s commitment to diversifying its products and customer base while streamlining the development and delivery of the company’s mobile services platform.

Oversight of bcgi’s newly established business units will be the responsibility of the following individuals:

•	James Anderson, Vice President & General Manager, Payment Services

•	Tom Erskine, Vice President & General Manager, Access Management

•	Ersin Galioglu, Vice President & General Manager, Real-Time Billing & Network

•	Jim Hunt, General Manager, Voyager Billing

“These organizational and management changes reflect our ongoing dedication to broadening our product and customer portfolios, as evidenced by our recently launched mobile services platform,” said E.Y. Snowden, president and CEO of bcgi. “As we continue to identify and pursue new domestic and international market opportunities, this new corporate structure better aligns our resources with our business objectives and improves our ability to drive growth across our product lines. Snowden added, “We are honored to have Fritz leading this effort as we realign our highly skilled and committed workforce and augment their talents through our continuing focus on hiring the best and brightest.”

Mr. von Mering is a 20-year telecommunications and wireless industry veteran who has been instrumental in developing bcgi’s business strategies to compete for business domestically and abroad. One of the founders of bcgi, Mr. von Mering’s prior experience included regional vice president and general manager for Metromedia’s paging division and various positions at Coopers & Lybrand.

About Boston Communications Group, Inc. Boston Communications Group, Inc. (NASDAQ: BCGI) develops products and services that enable wireless operators to fully realize the potential of their networks. bcgi’s access management, billing, payment and network solutions help operators rapidly deploy and manage innovative voice and data services for subscribers. Available as licensed products and fully managed services, bcgi’s solutions power carriers and enable MVNOs with market-leading implementations of prepaid wireless, postpaid billing, wireless account funding and m-commerce. bcgi was founded in 1988 and is listed on the Russell 2000 index. For more information, visit www.bcgi.net.

CONTACT: Media relations, Chris Harrall, 781-904-5321, charrall@bcgi.net; Jean Borgman, 508-451-5944, r.borgmanjr@comcast.net; Investor Relations, Joe Calabrese, 212-827-3772, investor_relations@bcgi.net

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